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                                THE PANTRY, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in thousands)

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

                                           Fiscal Year Ended

                             Sep. 24,  Sep. 30,   Sep. 29,   Sep. 28,   Sep. 26,
                               1992      1993       1994       1995       1996
Pretax (loss) income.......  $ (1,578)  $ 3,326   $   (181)  $ (3,639)  $(10,778)

Fixed charges:
 Interest expense..........     7,923     7,434     12,047     13,241     11,992
 Amortization of deferred
  financing costs..........       193       162        908      1,038      1,359
 Preferred stock dividends.       325       331         31          -      2,654
 Rental expense (1)........     2,310     2,334      2,183      2,253      2,709

Total fixed charges........   $10,751   $10,261    $15,169    $16,532   $ 18,714

Earnings...................   $ 9,173   $13,587    $14,988    $12,893   $  7,936

Ratio (shortfall) of
 earnings to fixed charges.   $(1,578)  $  1.32    $  (181)   $(3,639)  $(10,778)
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(1)  One-third of rental expense related to operating leases representing an appropriate interest factor.